Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS SECOND QUARTER 2012 ADJUSTED EPS OF $0.18

FOOTHILL RANCH, Calif. - August 8, 2012 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three and six-month period ended June 30, 2012. For the second quarter of 2012, the Company reported revenue of $217.4 million, Adjusted EBITDA1 of $26.8 million, Adjusted EPS2 of $0.18 and a $12.2 million reduction in outstanding debt.

"Although the second quarter is typically our slowest quarter for patient census across all business lines, this past quarter we saw softness in skilled mix census and an acceleration in the shift of Medicare to managed care patients in our long-term care service segment. The lower Medicare census and skilled mix has driven down consolidated financial results. In contrast the census at our home health and hospice division has been stable through the quarter. I am pleased to announce that we obtained Medicare certification for our new 13 bed general inpatient hospice unit in Las Vegas in early August.  The new unit will expand the range of hospice services we provide in Las Vegas and should result in increased referrals," said Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group.

"I am particularly proud of the exemplary work of the professional staff in our agencies and facilities to provide high quality patient care. The 2012 recipients of AHCA/NCAL National Quality Awards were recently announced, and we're proud to note that three of our affiliated facilities received Silver Awards and another 11 facilities received Bronze Awards this year. We now have 80 facilities that have received the Bronze Award and six facilities that have received the Silver Award. These quality awards are a reflection of our continued emphasis on quality of care."

Second Quarter 2012 Results
Revenue for the quarter ended June 30, 2012 was $217.4 million, an increase of 1.0 percent when compared to $215.2 million in the second quarter of 2011. Skilled mix3 decreased 110 basis points to 22.4 percent in the second quarter of 2012 from 23.5 percent in the second quarter of 2011. Quality mix4 in the second quarter of 2012 decreased 120 basis points to 70.2 percent, compared to 71.4 percent in the prior year period.

Adjusted EBITDA was $26.8 million, or 12.3 percent of revenue, for the quarter ended June 30, 2012, a decrease of 20.4 percent compared to $33.6 million, or 15.6 percent of revenue, in the same period a year ago. Adjusted EBITDAR5 was $31.3 million, or 14.4 percent of revenue, for the quarter ended June 30, 2012, a decrease of 18.0 percent compared to $38.2 million, or 17.8 percent of revenue, for the quarter ended June 30, 2011.

Net income for the quarter ended June 30, 2012 totaled $3.5 million, a decrease of 66.3 percent compared to net income of $10.4 million for the second quarter of 2011. Adjusted net income for the quarter ended June 30, 2012, totaled $6.6 million, a decrease of 39.6 percent compared to adjusted net income of $10.9 million for the second quarter of 2011. Adjusted net income2 excludes certain items as described in the Adjusted Net Income Reconciliation table at the end of this press release.

Net income per diluted share was $0.09 for the quarter ended June 30, 2012, a decrease of 67.9 percent compared to net income per diluted share of $0.28 for the same period in 2011. Adjusted net income per diluted share was $0.18 for the quarter ended June 30, 2012, a decrease of 37.9 percent compared to adjusted net income per diluted share of $0.29 for the quarter ended June 30, 2011.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the quarter ended June 30, 2012 was $164.1 million, a decrease of $8.6 million, or 5.0 percent, as compared to $172.7 million for the same period a year ago. Revenue for this segment represented 75.5 percent of total revenue in the second quarter of 2012, compared to 80.2 percent of total revenue in the second quarter of 2011. The decrease in revenue was primarily related to lower PPD rates from the impact of the October 2011 Medicare rate cut, a decrease in our skilled mix, and a shift from Medicare days to Managed Medicare days as more seniors elect Medicare Advantage.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $26.4 million for the quarter ended June 30, 2012, an increase of $2.7 million, or 11.3 percent, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 12.1 percent of total revenue in the second quarter of 2012, compared to 11.0 percent of total revenue in the second quarter of 2011.

Hospice and Home Health Care Services Segment
Revenue for Signature Hospice and Home Health Care, our hospice and home health care services segment, was $26.9 million in the second quarter of 2012, an increase of $8.1 million, or 42.8 percent, compared to $18.8 million in the second quarter of 2011. Average daily hospice census grew to 1,402 for the three-months ended June 30, 2012 from 1,085 for the three-months ended June 30, 2011, an increase of 29.2 percent. The increase in census was due in significant part to our October 2011 acquisition of the two Cornerstone hospice agencies.

Year-to-Date 2012 Results
Revenue for the six months ended June 30, 2012 was $436.8 million, a decrease of 0.2 percent when compared to $437.5 million in the six months ended June 30, 2011. Skilled mix decreased 150 basis points to 22.6 percent in the first six months of 2012 from 24.1 percent in the first six months of 2011. Quality mix in the first six months of 2012 decreased 110 basis points to 70.2 percent, compared to 71.3 percent in the prior year period.

Adjusted EBITDA was $52.9 million, or 12.1 percent of revenue, for the six months ended June 30, 2012, a decrease of 24.7 percent compared to $70.2 million, or 16.0 percent of revenue, in the same period a year ago. Adjusted EBITDAR was $62.0 million, or 14.2 percent of revenue, for the first six months of 2012, a decrease of 21.8 percent compared to $79.3 million, or 18.1 percent of revenue, for the first six months of 2011.

Net income for the six months ended June 30, 2012, totaled $9.8 million, a decrease of 55.4 percent compared to net income of $22.0 million for the six months ended June 30, 2011. Adjusted net income for the six months ended June 30, 2012, excludes certain items as described in the Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income Reconciliation table at the end of this press release. Adjusted net income for the six months ended June 30, 2012, totaled $12.8 million, a decrease of 45.5 percent compared to adjusted net income of $23.6 million for the six months ended June 30, 2011.

Net income per diluted share was $0.26 for the six months ended June 30, 2012, a decrease of 55.9 percent compared to net income per diluted share of $0.59 for the same period in 2011. Adjusted net income per diluted share was $0.34 for the six months ended June 30, 2012, a decrease of 46.0 percent compared to adjusted net income per diluted share of $0.63 for the same period in 2011.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the six months ended June 30, 2012 was $331.2 million, a decrease of $23.5 million, or 6.6 percent, as compared to $354.7 million for the same period a year ago.

Revenue for this segment represented 75.8 percent of total revenue in the first six months of 2012, compared to 81.1 percent of total revenue in the first six months of 2011. The decrease in revenue was primarily related to lower PPD rates from the impact of the Medicare rate cut, a decrease in our skilled mix, and a shift from Medicare days to Managed Medicare days as more seniors elect Medicare Advantage.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $52.5 million for the six months ended June 30, 2012, an increase of $6.6 million compared to the same period a year ago. Third-party rehabilitation therapy accounted for 12.1 percent of total revenue in the first six months of 2012, compared to 10.5 percent of total revenue in the first six months of 2011.

Hospice and Home Health Care Services Segment
Revenue for Signature Hospice and Home Health Care, our hospice and home health care services segment, was $53.1 million in the first six months of 2012, an increase of $16.2 million, or 43.9 percent, compared to $36.9 million in the first six months of 2011. Average daily hospice census grew to 1,389 for the six months ended June 30, 2012 from 1,039 for the six months ended June 30, 2011, an increase of 33.7 percent. The increase in census was due in significant part to our October 2011 acquisition of the two Cornerstone hospice agencies.

Additional Information
The Company recently identified that a number of its affiliated skilled nursing facilities incorrectly billed Medicare for many of the blood glucose tests performed between 2007 and the first quarter of this year. The applicable facilities have refunded to Medicare reimbursements for blood glucose tests performed during those periods. The amount that was refunded relating to reimbursements for the periods through 2011 was $5.8 million, which was spread fairly evenly over those five years, and there was an additional amount of $0.3 million refunded related to reimbursements in the first quarter of 2012. Prior period amounts have been corrected in the Company's financial statements to its Form 10-Q for the second quarter of 2012 (the "Form 10-Q") that the Company filed with the SEC today. The correction for the first quarter of 2012 has been recorded as an adjustment to revenue in the second quarter of 2012. For additional information, please refer to Note 2 in the Notes to the Company's Condensed Consolidated Financial Statements included in the Form 10-Q.

2012 Guidance
Skilled Healthcare Group, Inc. has revised its 2012 guidance based upon current occupancy and skilled mix levels in its long-term care operating segment. The Company now anticipates 2012 consolidated revenue to be between $875.0 million and $885.0 million, Adjusted EBITDA to be in the range of $109.0 million to $111.5 million, Adjusted EBITDAR to be in the range of $128.0 million to $130.2 million and adjusted net income per common diluted share to be between $0.76 and $0.81. This guidance assumes the following:

•	Market basket increase of 1.8% in Medicare beginning October 1, 2012.

•	Moderate weighted average Medicaid rate increases in the second half of 2012.

•	2012 capital expenditures of approximately $17 to $20 million.

•	Average interest rate on outstanding debt of approximately 7.5%.

•	An effective tax rate of 39 percent.

•	This guidance does not include additional acquisitions, developments or divestitures.

Conference Call
A conference call and webcast will be held tomorrow, Thursday, August 9, at 9:00 a.m. Pacific Time (12:00 noon Eastern Time) to discuss Skilled Healthcare Group's consolidated financial results for the three and six-month period ended June 30, 2012 and its outlook for the full year 2012.

To participate in the call, interested parties may dial (877) 765-8543 and reference conference ID 11953823. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $868 million and approximately 15,000 employees as of June 30, 2012. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 74 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Montana, New Mexico and Nevada. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. References made in this release to "Skilled Healthcare," "the Company," "we," "us" and "our" refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Footnotes

(1)
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR in this press release. EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for income taxes. EBITDAR is EBITDA excluding facility rent expense.

(2)
Adjusted net income per diluted share and adjusted net income each reflect the non-GAAP adjustments to income before provision for income taxes that are reflected in the Adjusted Net Income Reconciliation table in this press release.

(3)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at Skilled Healthcare Group's affiliated skilled nursing facilities divided by the total number of patient days at Skilled Healthcare Group's affiliated skilled nursing facilities for any given period.

(4)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(5)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR table in this press release.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. They include statements about Skilled Healthcare's expectations for 2012 full year consolidated revenue, Adjusted EBITDA, Adjusted EBITDAR and adjusted net income per diluted share. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Net patient service revenue	$216,607	$214,497	435,266	436,777
Lease facility revenue	768	746	1,522	746
	217,375	215,243	436,788	437,523

Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization show below)	180,215	171,249	363,346	346,710
Rent cost of revenue	4,539	4,547	9,095	9,117
General and administrative	6,427	7,237	12,527	14,130
Depreciation and amortization	6,591	6,432	12,866	12,577
	197,772	189,465	397,834	382,534

Other (expenses) income:
Interest expense	(10,521)	(9,662)	(20,086)	(19,608)
Interest income	132	208	277	383
Other income (expenses)	106	(30)	77	(354)
Equity in earnings of joint venture	490	557	961	1,111
Debt retirement costs	(3,958)	—	(3,958)	—
Total other (expenses) income, net	(13,751)	(8,927)	(22,729)	(18,468)
Income before provision for income taxes	5,852	16,851	16,225	36,521
Provision for income taxes	2,355	6,467	6,391	14,476
Net income	$3,497	$10,384	$9,834	$22,045

Income per share, basic	$0.09	$0.28	$0.26	$0.59
Income per share, diluted	$0.09	$0.28	0.26	$0.59

Weighted-average common shares outstanding, basic	37,400	37,154	37,343	37,117
Weighted-average common shares outstanding, diluted	37,497	37,354	37,489	37,377

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$5,572	$16,017
Other current assets	136,818	129,513
Property and equipment and leased facility assets, net	380,444	386,294
Goodwill	85,609	84,299
Other assets	80,690	81,076
Total assets	$689,133	$697,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$93,296	$99,780
Current portion of long-term debt	11,925	4,414
Other long-term liabilities	46,940	48,340
Long-term debt, less current portion	451,452	471,069
Stockholders’ equity	85,520	73,596
Total liabilities and stockholders’ equity	$689,133	$697,199

	Six Months Ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Cash Flows from Continuing Operations
Net cash provided by operating activities	$14,120	$45,230
Net cash used in investing activities	(7,100)	(6,173)
Net cash used in financing activities	(17,465)	(28,234)
(Decrease) increase in cash and cash equivalents	(10,445)	10,823
Cash and cash equivalents at beginning of period	16,017	4,192
Cash and cash equivalents at end of period	$5,572	$15,015

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	8,805	8,819	8,805	8,819
Available patient days	801,743	802,649	1,603,269	1,627,402
Actual patient days	665,486	662,220	1,333,679	1,353,028
Occupancy percentage	83.0%	82.5%	83.2%	83.1%
Average daily number of patients	7,313	7,277	7,328	7,475
Hospice average daily census	1,402	1,085	1,389	1,039
Home health episodic-based admissions	2,099	874	4,084	1,855
Home health episodic-based recertifications	360	151	693	298
EBITDA (in thousands)	$22,832	$32,737	$48,900	$68,323
Adjusted EBITDA (in thousands)	$26,790	$33,649	$52,858	$70,152
Adjusted EBITDA margin	12.3%	15.6%	12.1%	16.0%
Adjusted EBITDAR (in thousands)	$31,329	$38,196	$61,953	$79,269
Adjusted EBITDAR margin	14.4%	17.8%	14.2%	18.1%

Revenue per patient day (skilled nursing facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$513	$572	$509	$572
Medicare blended rate (Part A & B)	567	627	571	625
Managed care (Part A)	385	383	384	387
Managed care blended rate (Part A & B)	394	391	392	395
Medicaid	157	154	157	154
Private and other	173	175	181	178
Weighted-average for all	$237	$251	$239	$252
Patient days by payor (skilled nursing facilities):
Medicare	88,690	102,444	181,724	215,727
Managed care	60,464	53,467	120,486	109,684
Skilled Mix	149,154	155,911	302,210	325,411
Private pay and other	107,242	109,050	211,442	215,104
Medicaid	409,090	397,259	820,027	812,513
Total	665,486	662,220	1,333,679	1,353,028
Patient days as a percentage of total patient days (skilled nursing facilities):
Medicare	13.3%	15.5%	13.6%	15.9%
Managed care	9.1	8.0	9.0	8.2
Skilled Mix	22.4	23.5	22.6	24.1
Private pay and other	16.1	16.5	15.9	15.8
Medicaid	61.5	60.0	61.5	60.1
Total	100.0%	100.0%	100.0%	100.0%
Revenue from (total company):
Medicare	33.8%	38.1%	34.4%	38.7%
Managed care, private pay, and other	36.4	33.3	35.8	32.6
Quality mix	70.2	71.4	70.2	71.3
Medicaid	29.8	28.6	29.8	28.7
Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc.
Facility Ownership
(Unaudited)

	As of June 30,
	2012	2011
Facilities:
Skilled nursing facilities operated:
Owned	52	52
Leased	22	22
Total skilled nursing facilities operated	74	74
Total licensed beds	9,181	9,176
Skilled nursing facilities leased to unaffiliated third party operator	5	5
Assisted living facilities
Owned	21	20
Leased	1	2
Total assisted living facilities	22	22
Total licensed beds	1,228	1,280
Total facilities	101	101
Percentage owned facilities	77.2%	76.2%

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$3,497	$10,384	$9,834	$22,045
Interest expense, net of interest income	10,389	9,454	19,809	19,225
Provision for income taxes	2,355	6,467	6,391	14,476
Depreciation and amortization expense	6,591	6,432	12,866	12,577
EBITDA	22,832	32,737	48,900	68,323
Debt retirement costs	3,958	—	3,958	—
Disposals of property and equipment	—	3	—	293
Expenses related to the exploration of strategic alternatives	—	474	—	716
Exit costs related to the Northern California divestiture	—	435	—	820
Adjusted EBITDA	26,790	33,649	52,858	70,152
Rent cost of revenue	4,539	4,547	9,095	9,117
Adjusted EBITDAR	$31,329	$38,196	$61,953	$79,269

Skilled Healthcare Group, Inc.
Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Income from continuing operations	$5,852	$16,851	$16,225	$36,521
Debt retirement costs	3,958	—	3,958	—
Double bond interest expense for bond	1,192	—	1,192	—
Disposals of property and equipment	—	—	—	290
Expenses related to the exploration of strategic alternatives	—	474	—	716
Exit costs related to the Northern California divestiture	—	435	—	820
Adjusted income before provision for income taxes	11,002	17,760	21,375	38,347
Provision for income taxes	4,390	6,820	8,529	15,185
Add back tax credit valuation allowance related to Northern California divestiture	—	—	—	(388)
Adjusted net income	$6,612	$10,940	$12,846	$23,550

Weighted-average common shares outstanding, diluted	37,497	37,354	37,489	37,377
Adjusted net income per share, diluted	$0.18	$0.29	$0.34	$0.63
Effective tax rate	39.9%	38.4%	39.9%	39.6%

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2012
(In millions, except per share data)
(Unaudited)

	Outlook
	Low	High
Net income guidance	$26.0	$27.9
Bond double interest expense (net of taxes)	0.4	0.4
Debt retirement costs (net of taxes)	2.3	2.3
Adjusted net income guidance	28.7	30.6
Interest expense net of bond double interest (A)	36.5	36.2
Provision for income taxes	18.3	19.5
Depreciation and amortization expense	25.5	25.2
Adjusted EBITDA guidance	109.0	111.5
Rent cost of revenue	19.0	18.7
Adjusted EBITDAR guidance	$128.0	$130.2

Adjusted diluted earnings per share	$0.76	$0.81

Weighted-average common shares outstanding, diluted	37.6	37.6
(A) We paid double interest expense due to the senior subordinated notes being outstanding for 30 days after we completed the $100.0 million expansion of our term loan. We were required to provide a 30 day redemption notice for the senior subordinated notes.
We believe that a report of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a facility-by-facility level. We typically use adjusted net income per share, Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to adjusted net income per share, EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and

Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying businesses and facilities between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

The use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures has certain limitations. Our presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR or other non-GAAP financial measures may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA or Adjusted EBITDAR. Each of these items should also be considered in the overall evaluation of our results. Additionally, adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and certain other non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with U.S. GAAP. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by U.S. GAAP, nor should these measures be relied upon to the exclusion of U.S. GAAP financial measures. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our U.S. GAAP results and the reconciliations to the corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. You are strongly encouraged to review our financial information in its entirety and not to rely on any single financial measure.

Investor Contact:
Skilled Healthcare Group, Inc.
Dev Ghose or Chris Felfe
(949) 282-5800